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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE - NOVEMBER 18, 2002


              NS GROUP ANNOUNCES NEW LABOR CONTRACT AT KOPPEL STEEL

(NEWPORT, KENTUCKY - NOVEMBER 18, 2002) NS Group, Inc. announced today that the hourly bargaining unit employees of the company's seamless tubular facility, Koppel Steel Corporation located in Pennsylvania, ratified a new labor agreement.

Rene J. Robichaud, President and CEO stated, "We are pleased with the employees' support of the new contract. We believe the agreement will enable the company to continue to improve efficiencies and competitiveness while providing improvements in wages and benefits for our employees."

The new agreement will expire in May 2007.

Approximately 450 employees represented by the United Steelworkers of America Local 9305 had been operating the seamless tubular products facility located in Pennsylvania under the terms of a contract that expired on August 31, 2002.

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company's tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.

THIS PRESS RELEASE INCLUDES CERTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS AND ARE SUBJECT TO UNCERTAINTY AND CHANGES IN CIRCUMSTANCES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THESE EXPECTATIONS DUE TO FLUCTUATIONS IN WORLDWIDE AND DOMESTIC SUPPLIES OF AND DEMAND FOR NATURAL GAS AND OIL, FLUCTUATION IN INDUSTRY-WIDE INVENTORY LEVELS, THE EFFECTS OF VIGOROUS FOREIGN AND DOMESTIC COMPETITION, REGULATORY RISKS AND GOVERNMENTAL RESTRICTIONS ON THE LEVEL OF IMPORTS, ECONOMIC UNCERTAINTY, AND THE IMPACT OF TECHNOLOGICAL CHANGE ON THE STEEL BUSINESS. MORE DETAILED INFORMATION ABOUT THOSE FACTORS IS CONTAINED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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CONTACT:          LINDA A. PLEIMAN
                  DIRECTOR OF INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS NS GROUP, INC.
                  (859) 292-6809
                  www.nsgrouponline.com